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As filed with the Securities and Exchange Commission on April 20, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
(Exact name of Registrant as specified in its charter)

Bermuda	3663	98-0155633
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House, 2 Church Street
P.O. Box HM 1022
Hamilton HM DX, Bermuda
(441) 295-5950
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

2001 SUPPLEMENTAL STOCK OPTION PLAN
(Full title of the Plans)

Thomas W. Hubbs
InterWAVE Communications, Inc.
312 Constitution Drive
Menlo Park, CA 94025-1164
(650) 838-2000
(Name, address, including zip code, and telephone number, including area code and telephone number of agent for service)

Copy to:
Christopher D. Mitchell, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2001 Supplemental Stock Option Plan, Common Shares (options available for future grant)	2,000,000	$.925 (1)	$1,850,000	$462.50

Total Registration Fees:				$462.50

(1)
The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(c) under the Securities Act of 1933 as to the 2,000,000 Common Shares authorized for issuance pursuant to the 2001 Supplemental Stock Option Plan, solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low price of the Common Shares as reported on the Nasdaq National Market on April 16, 2001 because the price at which the options to be granted in the future may be exercised is not currently determinable.

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

    Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

    Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the Commission on September 27, 2000 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

  (b)
  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 filed with the Commission on November 13, 2000.

  (c)
  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 filed with the Commission on February 9, 2001.

  (d)
  The Registrant's Proxy Statement, dated October 16, 2000 filed with the Commission on October 20, 2000 pursuant to Section 14(a) of the Securities Exchange Act of 1934.

  (e)
  The description of the Registrant's Common Shares contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 24, 2000.

  (f)
  All documents filed by the Company pursuant to Sections 13(a), 13 (c), 14 and 15 (d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    The validity of the securities being registered by this Registration Statement will be passed upon for the Company by Conyers Dill & Pearman, Bermuda. Certain legal matters relating to the securities being registered are being passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Registration Statement, certain employees of Wilson Sonsini Goodrich & Rosati, own an aggregate of approximately 17,000 of the Registrant's common shares.

    Christopher D. Mitchell, a member of Wilson Sonsini Goodrich & Rosati, is Assistant Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers.

    The Registrant has adopted provisions in its bye-laws that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law.

    The Registrant's bye-laws provide that the Registrant's shareholders agree to waive any claims or right of actions the shareholders may have against any of its directors or executive officers on account of any action taken by the directors or executive officers in their capacity for the Registrant. This waiver does not apply to claims arising under the U.S. federal securities laws. In addition, the Registrant's bye-laws permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bye-laws expressly permit indemnification.

    The Registrant has entered into indemnification agreements with its officers and directors which may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Index below).

Item 9. Undertakings.

    A.  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, interWAVE Communications International, Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Menlo Park, State of California, on April 20, 2001.

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
By:	/s/ PRISCILLA M. LU Priscilla M. Lu, Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Priscilla M. Lu and Thomas W. Hubbs, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PRISCILLA M. LU Priscilla M. Lu	Authorized Representative	April 20, 2001
/s/ PRISCILLA M. LU Priscilla M. Lu	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 20, 2001
/s/ THOMAS W. HUBBS Thomas W. Hubbs	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2001
/s/ MATTHEW DESCH Matthew Desch	Director	April 20, 2001
/s/ THOMAS GIBIAN Thomas Gibian	Director	April 18, 2001
/s/ ANDREW WANG Andrew Wang	Director	April 19, 2001

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of counsel as to legality of securities being registered.
*10.1	Form of Indemnification Agreement between the Company and each of its Directors and Officers.
10.2	2001 Supplemental Stock Option Plan.
10.3	2001 Supplemental Stock Option Plan Stock Option Agreement and form of exercise notice.
23.1	Consent of KPMG LLP.
23.2	Consent of counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

*
Incorporated by reference to the same numbered exhibit filed with Registrant's Registration Statement on Form F-1 (File No. 333-92967), as amended.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.